EXHIBIT 99.1

NEWS RELEASE
Ducommun Reports Results for the
Fourth Quarter Ended December 31, 2019
Strong Finish to 2019 Positions Company for Solid Year Ahead
SANTA ANA, California (February 20, 2020) – Ducommun Incorporated (NYSE:DCO) (“Ducommun” or the “Company”) today reported results for its fourth quarter and year ended December 31, 2019.
Fourth Quarter 2019 Highlights

•	Revenue of $186.9 million

•	GAAP net income of $8.9 million, or $0.75 per diluted share

•	Adjusted net income for the quarter of $9.5 million, or $0.80 per diluted share

•	Gross margin increased 160 basis points year-over-year to 21.5%

•	Adjusted EBITDA increased 29.6% year-over-year to $25.2 million

•	Completed the acquisition of Nobles Worldwide, Inc. (“Nobles”)
“I am delighted with our strong fourth quarter performance as we close a very important year for the Company,” said Stephen G. Oswald, chairman, president and chief executive officer. “We once again achieved double digit increases for the sixth straight quarter, averaging 15% with over 85% of the gains being organic growth. For 2019, sales reached $721 million, its highest since 2014 as Ducommun continues to gain more and more momentum. We also grew gross margins to 21.1% in 2019, up 160 basis points which is the highest level since 2003 and reflects significant operational improvements, effective portfolio management and our acquisitions are exceeding expectations. The Company increased operating margin as well in 2019 and delivered $56 million in operating income along with strong cash flow from operations at $51 million. EBITDA generation was another great story in 2019 at $92.3 million, up 30% year-over-year.
“Ducommun’s fourth quarter revenue rose 14% year-over-year and the Company ended 2019 with an all-time high backlog* of $910 million, bolstered by strong orders across numerous key platforms, particularly within our defense business. Equally impressive was the book-to-bill ratio in the quarter of 1.4. We have spent a good amount of time during the past few years improving the performance of our defense operations and business development team and are now seeing the results. The Company is also leveraging our structures capabilities in the defense markets and orders increased sequentially in the second half of the year by more than 45%. Margins also increased across the board in Q4 and we generated $40 million in gross profit, another all-time record for the Company. We closed as well on a key acquisition in the quarter, Nobles Worldwide, Inc., which is the market leader in ammunition chutes. The integration is going well for this engineered products company and the team is off to a fast start.
“During the quarter, we also continued to work closely with Boeing and Spirit AeroSystems on the 737 MAX. After the announcements in December, Ducommun took actions early in January to ensure all costs within our affected operations were being closely and proactively managed. We are looking forward to starting back production later in Q1 and are well positioned operationally to meet the rate requirements now and in the future.
“As we begin 2020, the Company is off to a strong start in many areas and we look forward to continued high performance as we drive for excellence and industry leading customer satisfaction across the Company.”

Fourth Quarter Results
Net revenue for the fourth quarter of 2019 was $186.9 million, compared to $164.2 million for the fourth quarter of 2018. The 13.9% increase year-over-year was primarily due to the following:

•
$16.1 million higher revenue within the Company’s military and space end-use markets due to higher demand on the Company’s various military fixed-wing aircraft platforms and other military and space platforms; and

•	$3.6 million higher revenue in the Company’s commercial aerospace end-use markets due to additional content and higher demand for the Company’s large aircraft platforms.
Net income for the fourth quarter of 2019 was $8.9 million, or $0.75 per diluted share, compared to $0.7 million, or $0.06 per diluted share, for the fourth quarter of 2018. The year-over-year increase was due to higher gross profit of $7.4 million as a result of higher revenue and improved operating performance, and lower restructuring charges of $3.8 million.
Gross profit for the fourth quarter of 2019 was $40.1 million, or 21.5% of revenue, compared to gross profit of $32.7 million, or 19.9% of revenue, for the fourth quarter of 2018. The increase in gross margin percentage year-over-year was due to favorable product mix and lower compensation and benefits costs, partially offset by unfavorable manufacturing volume.
Operating income for the fourth quarter of 2019 was $15.2 million, or 8.1% of revenue, compared to $6.3 million, or 3.8% of revenue, in the comparable period last year. The year-over-year improvement in operating income of $8.9 million was due to higher revenue and lower restructuring charges of $3.8 million, partially offset by higher SG&A expenses of $2.4 million.
Interest expense for the fourth quarter of 2019 was $5.2 million compared to $3.8 million in the comparable period of 2018. The year-over-year increase was due to a higher debt balance as a result of the acquisition of Nobles on October 8, 2019.
Adjusted EBITDA for the fourth quarter of 2019 was $25.2 million, or 13.5% of revenue, compared to $19.4 million, or 11.8% of revenue, for the comparable period in 2018.
* The Company defines backlog as potential revenue and is based on customer placed purchase orders and long-term agreements (“LTAs”) with firm fixed price and firm delivery dates of 24 months or less. Backlog as of December 31, 2019 was $910.2 million compared to $863.6 million as of December 31, 2018. Under ASC 606, the Company defines remaining performance obligations as customer placed purchase orders with firm fixed price and firm delivery dates. The remaining performance obligations disclosed under ASC 606 as of December 31, 2019 were $745.3 million compared to $722.8 million as of December 31, 2018.
Business Segment Information
Electronic Systems
Electronic Systems reported net revenue for the current quarter of $96.3 million, compared to $85.3 million for the fourth quarter of 2018. The year-over-year increase was primarily due to the following:

•	$9.3 million higher revenue within the Company’s military and space end-use markets due to increased demand, which favorably impacted the Company’s fixed-wing aircraft platforms; partially offset by

•	$1.4 million lower revenue within the Company’s commercial aerospace end-use markets due lower build rates on the Company’s other commercial aerospace platforms.
Electronic Systems operating income for the current year fourth quarter of $9.9 million, or 10.2% of revenue, compared to $7.5 million, or 8.7% of revenue, for the comparable quarter in 2018. The year-over-year increase was due to favorable product mix and lower restructuring charges of $2.4 million, partially offset by unfavorable manufacturing volume.
Structural Systems
Structural Systems reported net revenue for the current quarter of $90.6 million, compared to $78.9 million for the fourth quarter of 2018. The year-over-year increase was due to the following:

•	$6.8 million higher revenue within the Company’s military and space end-use markets due to increased demand for the Company’s other military and space platforms and rotary-wing aircraft platforms; and

•	$4.9 million higher revenue within the Company’s commercial aerospace end-use markets due to additional content and increased demand on the Company’s large aircraft platforms.
Structural Systems operating income for the current-year fourth quarter was $11.6 million, or 12.8% of revenue, compared to $5.7 million, or 7.2% of revenue, for the fourth quarter of 2018. The year-over-year increase was due to favorable product mix, lower compensation and benefit costs, lower restructuring charges of $1.1 million, and improved manufacturing efficiencies.
Corporate General and Administrative (“CG&A”) Expense
CG&A expense for the fourth quarter of 2019 was $6.3 million, or 3.4% of total Company revenue, compared to $6.9 million, or 4.2% of total Company revenue, in the comparable quarter in the prior year. The year-over-year decrease was primarily due to lower restructuring charges of $0.3 million and lower general corporate expenses of $0.2 million.
Conference Call
A teleconference hosted by Stephen G. Oswald, the Company’s chairman, president, and chief executive officer, and Christopher D. Wampler, the Company’s vice president, interim chief financial officer and treasurer, and controller and chief accounting officer will be held today, February 20, 2020, at 2:00 p.m. PT (5:00 p.m. ET) to review these financial results. To participate in the teleconference, please call 844-239-5278 (international 574-990-1017) approximately ten minutes prior to the conference time. The participant passcode is 9672508. Mr. Oswald and Mr. Wampler will be speaking on behalf of the Company and anticipate the call (including Q&A) to last approximately 45 minutes.
This call is being webcast and can be accessed directly at the Ducommun website at www.ducommun.com. Conference call replay will be available after that time at the same link or by dialing 855-859-2056, passcode 9672508.
About Ducommun Incorporated
Ducommun Incorporated delivers value-added innovative manufacturing solutions to customers in the aerospace, defense and industrial markets. Founded in 1849, the Company specializes in two core areas - Electronic Systems and Structural Systems - to produce complex products and components for commercial aircraft platforms, mission-critical military and space programs, and sophisticated industrial applications. For more information, visit www.ducommun.com.
Forward Looking Statements
This press release and any attachments include “forward-looking statements,” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including, in particular, earnings guidance, the Company’s restructuring plan and any statements about the Company’s plans, strategies and prospects. The Company generally uses the words “may,” “will,” “could,” “expect,” “anticipate,” “believe,” “estimate,” “plan,” “intend,” “look forward” and similar expressions in this press release and any attachments to identify forward-looking statements. The Company bases these forward-looking statements on its current views with respect to future events and financial performance. Actual results could differ materially from those projected in the forward-looking statements. These forward-looking statements are subject to risks, uncertainties and assumptions, including, among other things: whether the anticipated pre-tax restructuring charges will be sufficient to address all anticipated restructuring costs, including related to employee separation, facilities consolidation, inventory write-down and other asset impairments; whether the expected cost savings from the restructuring will ultimately be obtained in the amount and during the period anticipated; whether the restructuring in the affected areas will be sufficient to build a more cost efficient, focused, higher margin enterprise with higher returns for the Company's shareholders; the impact of the Company’s debt service obligations and restrictive debt covenants; the Company’s end-use markets are cyclical; the Company depends upon a selected base of industries and customers; a significant portion of the Company’s business depends upon U.S. Government defense spending; the Company is subject to extensive regulation and audit by the Defense Contract Audit Agency; contracts with some of the Company’s customers contain provisions which give the its customers a variety of rights that are unfavorable to the Company; further consolidation in the aerospace industry could adversely affect the Company’s business and financial results; the Company’s ability to successfully make acquisitions, including its ability to successfully integrate, operate or realize the projected benefits of such businesses; the Company relies on its suppliers to meet the quality and delivery expectations of its customers; the Company uses estimates when bidding on fixed-price contracts which estimates could change and result in adverse effects on its financial results; the impact of existing and future laws and regulations; the impact of existing and future accounting standards and tax rules and regulations; environmental liabilities could adversely affect the Company’s financial results; cyber security attacks, internal system or service failures may adversely impact the Company’s business and operations; and other risks and uncertainties, including those detailed from time to time in the Company’s periodic reports filed with the Securities and Exchange Commission. You should not put undue reliance on any forward-looking statements. You should understand that many important factors, including those discussed herein, could cause the Company’s results to differ materially from those expressed or suggested in any forward-looking statement. Except as required by law, the Company does not undertake any obligation to update or revise these forward-looking statements to reflect new information or events or circumstances that occur after the date of this news release, February 20, 2020, or to reflect the occurrence of unanticipated events or otherwise. Readers are advised to review the Company’s filings with the Securities and Exchange Commission (which are available from the SEC’s EDGAR database at www.sec.gov, at various SEC reference facilities in the United States and through the Company’s website).
Note Regarding Non-GAAP Financial Information
This release contains non-GAAP financial measures, including Adjusted EBITDA (which excludes interest expense, income tax expense, depreciation, amortization, stock-based compensation expense, restructuring charges, inventory purchase accounting adjustments, loss on extinguishment of debt, and other debt refinancing costs). In addition, certain prior period amounts have been reclassified to conform to current year’s presentation.
The Company believes the presentation of these non-GAAP measures provide important supplemental information to management and investors regarding financial and business trends relating to its financial condition and results of operations. The Company’s management uses these non-GAAP financial measures along with the most directly comparable GAAP financial measures in evaluating the Company’s actual and forecasted operating performance, capital resources and cash flow. The non-GAAP financial information presented herein should be considered supplemental to, and not as a substitute for, or superior to, financial measures calculated in accordance with GAAP. The Company discloses different non-GAAP financial measures in order to provide greater transparency and to help the Company’s investors to more meaningfully evaluate and compare Ducommun’s results to its previously reported results. The non-GAAP financial measures that the Company uses may not be comparable to similarly titled financial measures used by other companies. We define backlog as potential revenue and is based on customer placed purchase orders and long-term agreements (“LTAs”) with firm fixed price and expected delivery dates of 24 months or less. The majority of the LTAs do not meet the definition of a contract under ASC 606 and thus, the backlog amount disclosed herein is greater than the remaining performance obligations disclosed under ASC 606. Backlog is subject to delivery delays or program cancellations, which are beyond our control. Backlog is affected by timing differences in the placement of customer orders and tends to be concentrated in several programs to a greater extent than our net revenues. Backlog in industrial markets tends to be of a shorter duration and is generally fulfilled within a three month period. As a result of these factors, trends in our overall level of backlog may not be indicative of trends in our future net revenues.
CONTACTS:

Christopher D. Wampler, Vice President, Interim Chief Financial Officer and Treasurer, and Controller and Chief Accounting Officer, 657.335.3665
Chris Witty, Investor Relations, 646.438.9385, cwitty@darrowir.com
[Financial Tables Follow]

DUCOMMUN INCORPORATED AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Unaudited)
(Dollars In thousands)

	December 31, 2019	December 31, 2018
Assets
Current Assets
Cash and cash equivalents	$39,584	$10,263
Accounts receivable, net	67,133	67,819
Contract assets	106,670	86,665
Inventories	112,482	101,125
Production cost of contracts	9,402	11,679
Other current assets	5,497	6,531
Total Current Assets	340,768	284,082
Property and Equipment, Net	115,216	107,045
Operating lease right-of-use assets	19,105	—
Goodwill	170,917	136,057
Intangibles, Net	138,362	112,092
Non-Current Deferred Income Taxes	55	308
Other Assets	6,006	5,155
Total Assets	$790,429	$644,739
Liabilities and Shareholders’ Equity
Current Liabilities
Accounts payable	$82,597	$69,274
Contract liabilities	14,517	17,145
Accrued liabilities	37,620	37,786
Operating lease liabilities	2,956	—
Current portion of long-term debt	7,000	2,330
Total Current Liabilities	144,690	126,535
Long-Term Debt, Less Current Portion	300,887	228,868
Non-Current Operating Lease Liabilities	17,565	—
Non-Current Deferred Income Taxes	16,766	18,070
Other Long-Term Liabilities	17,721	14,441
Total Liabilities	497,629	387,914
Commitments and Contingencies
Shareholders’ Equity
Common stock	116	114
Additional paid-in capital	88,399	83,712
Retained earnings	212,553	180,356
Accumulated other comprehensive loss	(8,268)	(7,357)
Total Shareholders’ Equity	292,800	256,825
Total Liabilities and Shareholders’ Equity	$790,429	$644,739

DUCOMMUN INCORPORATED AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(Quarterly Information Unaudited)
(Dollars in thousands, except per share amounts)

	Three Months Ended		Years Ended
	December 31, 2019	December 31, 2018	December 31, 2019	December 31, 2018
Net Revenues	$186,926	$164,183	$721,088	$629,307
Cost of Sales	146,815	131,486	568,891	506,711
Gross Profit	40,111	32,697	152,197	122,596
Selling, General and Administrative Expenses	24,933	22,531	95,964	84,007
Restructuring Charges	—	3,887	—	14,671
Operating Income	15,178	6,279	56,233	23,918
Interest Expense	(5,150)	(3,838)	(18,290)	(13,024)
Loss on Extinguishment of Debt	(180)	(926)	(180)	(926)
Other Income, Net	—	276	—	303
Income Before Taxes	9,848	1,791	37,763	10,271
Income Tax Expense	977	1,118	5,302	1,236
Net Income	$8,871	$673	$32,461	$9,035
Earnings Per Share
Basic earnings per share	$0.77	$0.06	$2.82	$0.79
Diluted earnings per share	$0.75	$0.06	$2.75	$0.77
Weighted-Average Number of Common Shares Outstanding
Basic	11,568	11,415	11,518	11,390
Diluted	11,837	11,713	11,792	11,659

Gross Profit %	21.5%	19.9%	21.1%	19.5%
SG&A %	13.3%	13.7%	13.3%	13.3%
Operating Income %	8.1%	3.8%	7.8%	3.9%
Net Income %	4.7%	0.4%	4.5%	1.4%
Effective Tax Rate	9.9%	62.4%	14.0%	12.0%

DUCOMMUN INCORPORATED AND SUBSIDIARIES
BUSINESS SEGMENT PERFORMANCE
(Unaudited)
(Dollars in thousands)

	Three Months Ended					Years Ended
	% Change	December 31, 2019	December 31, 2018	% of Net Revenues 2019	% of Net Revenues 2018	% Change	December 31, 2019	December 31, 2018	% of Net Revenues 2019	%of Net Revenues 2018
Net Revenues
Electronic Systems	13.0%	$96,328	$85,262	51.5%	51.9%	6.7%	$360,373	$337,868	50.0%	53.7%
Structural Systems	14.8%	90,598	78,921	48.5%	48.1%	23.8%	360,715	291,439	50.0%	46.3%
Total Net Revenues	13.9%	$186,926	$164,183	100.0%	100.0%	14.6%	$721,088	$629,307	100.0%	100.0%
Segment Operating Income
Electronic Systems		$9,863	$7,453	10.2%	8.7%		$38,613	$30,916	10.7%	9.2%
Structural Systems		11,637	5,683	12.8%	7.2%		46,836	19,063	13.0%	6.5%
		21,500	13,136				85,449	49,979
Corporate General and Administrative Expenses (1)		(6,322)	(6,857)	(3.4)%	(4.2)%		(29,216)	(26,061)	(4.1)%	(4.1)%
Total Operating Income		$15,178	$6,279	8.1%	3.8%		$56,233	$23,918	7.8%	3.9%
Adjusted EBITDA
Electronic Systems
Operating Income		$9,863	$7,453				$38,613	$30,916
Other Income		—	92				—	119
Depreciation and Amortization		3,568	3,201				14,170	14,223
Restructuring Charges		—	2,370				—	4,776
		13,431	13,116	13.9%	15.4%		52,783	50,034	14.6%	14.8%
Structural Systems
Operating Income		11,637	5,683				46,836	19,063
Other Income		—	184				—	184
Depreciation and Amortization		3,913	3,015				13,663	10,525
Restructuring Charges		—	1,149				—	7,897
Inventory Purchase Accounting Adjustments		511	—				511	622
		16,061	10,031	17.7%	12.7%		61,010	38,291	16.9%	13.1%
Corporate General and Administrative Expenses (1)
Operating loss		(6,322)	(6,857)				(29,216)	(26,061)
Depreciation and Amortization		73	445				472	548
Stock-Based Compensation Expense		1,839	1,626				7,161	5,040
Restructuring Charges		—	321				—	2,119
Other Debt Refinancing Costs		77	697				77	697
		(4,333)	(3,768)				(21,506)	(17,657)
Adjusted EBITDA		$25,159	$19,379	13.5%	11.8%		$92,287	$70,668	12.8%	11.2%

Capital Expenditures
Electronic Systems		$688	$1,628				$5,508	$6,719
Structural Systems		3,230	2,539				13,338	9,104
Corporate Administration		—	139				—	514
Total Capital Expenditures		$3,918	$4,306				$18,846	$16,337

(1)	Includes costs not allocated to either the Electronic Systems or Structural Systems operating segments.

DUCOMMUN INCORPORATED AND SUBSIDIARIES
GAAP TO NON-GAAP OPERATING INCOME AND AS A PERCENTAGE OF NET REVENUES RECONCILIATION
(Unaudited)
(Dollars in thousands)

	Three Months Ended				Years Ended
GAAP To Non-GAAP Operating Income	December 31, 2019	December 31, 2018	% of Net Revenues 2019	% of Net Revenues 2018	December 31, 2019	December 31, 2018	% of Net Revenues 2019	% of Net Revenues 2018
GAAP Operating income	$15,178	$6,279			$56,233	$23,918

GAAP Operating income - Electronic Systems	$9,863	$7,453			$38,613	$30,916
Adjustments:
Restructuring charges	—	2,370			—	4,776
Adjusted operating income - Electronic Systems	9,863	9,823	10.2%	11.5%	38,613	35,692	10.7%	10.6%

GAAP Operating income - Structural Systems	11,637	5,683			46,836	19,063
Adjustments:
Restructuring charges	—	1,149			—	7,897
Inventory purchase accounting adjustments	511	—			511	622
Adjusted operating income - Structural Systems	12,148	6,832	13.4%	8.7%	47,347	27,582	13.1%	9.5%

GAAP Operating loss - Corporate	(6,322)	(6,857)			(29,216)	(26,061)
Adjustment:
Restructuring charges	—	321			—	2,119
Other debt refinancing costs	77	697			77	697
Adjusted operating loss - Corporate	(6,245)	(5,839)			(29,139)	(23,942)
Total adjustments	588	4,537			588	16,111
Adjusted operating income	$15,766	$10,816	8.4%	6.6%	$56,821	$40,029	7.9%	6.4%

DUCOMMUN INCORPORATED AND SUBSIDIARIES
GAAP TO NON-GAAP EARNINGS AND EARNINGS PER SHARE RECONCILIATION
(Unaudited)
(Dollars in thousands, except per share amounts)

	Three Months Ended		Years Ended
GAAP To Non-GAAP Earnings	December 31, 2019	December 31, 2018	December 31, 2019	December 31, 2018
GAAP Net income	$8,871	$673	$32,461	$9,035
Adjustments:
Restructuring charges (2)	—	3,187	—	12,277
Inventory purchase accounting adjustments (1)	409	—	409	516
Loss on extinguishment of debt (1)(2)	144	769	144	769
Other debt refinancing costs (1)(2)	62	579	62	579
Total adjustments	615	4,535	615	14,141
Adjusted net income	$9,486	$5,208	$33,076	$23,176

	Three Months Ended		Years Ended
GAAP Earnings Per Share To Non-GAAP Earnings Per Share	December 31, 2019	December 31, 2018	December 31, 2019	December 31, 2018
GAAP Diluted Earnings Per Share (“EPS”)	$0.75	$0.06	$2.75	$0.77
Adjustments:
Restructuring charges (2)	—	0.27	—	1.05
Inventory purchase accounting adjustments (1)(2)	0.03	—	0.03	0.05
Loss on extinguishment of debt (1)(2)	0.01	0.06	0.01	0.07
Other debt refinancing costs (2)	0.01	0.05	0.01	0.05
Total adjustments	0.05	0.38	0.05	1.22
Adjusted Diluted EPS	$0.80	$0.44	$2.80	$1.99

Shares used for adjusted diluted EPS	11,837	11,713	11,792	11,659

(1)	Includes tax rate of 20.0% for 2019 adjustments.

(2)	Includes tax rate of 17.0% for 2018 adjustments.

DUCOMMUN INCORPORATED AND SUBSIDIARIES
NON-GAAP BACKLOG* BY REPORTING SEGMENT
(Unaudited)
(Dollars in thousands)

	(In thousands)
	December 31, 2019	December 31, 2018
Consolidated Ducommun
Military and space	$451,293	$342,080
Commercial aerospace	430,642	483,735
Industrial	28,286	37,774
Total	$910,221	$863,589
Electronic Systems
Military and space	$311,027	$243,841
Commercial aerospace	75,719	45,387
Industrial	28,286	37,774
Total	$415,032	$327,002
Structural Systems
Military and space	$140,266	$98,239
Commercial aerospace	354,923	438,348
Total	$495,189	$536,587
* The Company defines backlog as potential revenue and is based on customer placed purchase orders and long-term agreements (“LTAs”) with firm fixed price and expected delivery dates of 24 months or less. Backlog as of as of December 31, 2019 was $910.2 million compared to $863.6 million as of December 31, 2018. Under ASC 606, the Company defines remaining performance obligations as customer placed purchase orders with firm fixed price and firm delivery dates. The remaining performance obligations disclosed under ASC 606 as of December 31, 2019 were $745.3 million compared to $722.8 million as of December 31, 2018.